Exhibit (c)(1) PS Business Parks, Inc. Presentation to the Board of Directors November 21, 2022

Notice to Recipient
Confidential

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Selected Issuer Preferred Tender Offer Transactions

Liquidation Preference of $100 or Lower

Launch	Issuer	Amount Outstanding (Shares)	Liquidation Preference ($)	Name	Transaction Description	Transaction Cap (Shares)	Pre-Announcement Price [1] ($)	Offer Price ($)	Premium ($)	Premium as a % of Pre-Announcement Price	Amount Tendered (Shares)	Amount Tendered (% of Outstanding)
9/14/2022	Navios Maritime Holdings Inc.	534,905	25.00	8.750% Series G Cumulative Redeemable Perpetual Preferred Stock	Partial	$20mm Cash Spend	12.85	15.73	2.88	22%	20,185	4%
9/14/2022	Navios Maritime Holdings Inc.	1,768,102	25.00	8.675% Series H Cumulative Redeemable Perpetual Preferred Stock	Partial		12.92	15.28	2.36	18%	584,158	33%
11/10/2021	Lloyds Banking Group plc	56,472,211	1.00	6.475% Non-Cumulative Preference Shares	Any & All	--	1.07	1.12	0.05	5%	9,200,000	16%
11/10/2021	Lloyds Banking Group plc	299,987,729	1.00	9.25% Non-Cumulative Irredeemable Preference Shares	Any & All	--	1.60	1.67	0.08	5%	47,500,000	16%
11/10/2021	Lloyds Banking Group plc	55,740,886	1.00	9.75% Non-Cumulative Irredeemable Preference Shares	Any & All	--	1.66	1.74	0.08	5%	12,100,000	22%
11/20/2020	Maiden Holdings, Ltd.	6,000,000	25.00	8.250% Non-Cumulative Preference Shares, Series A	Partial	3,300,000	8.56	10.50	1.94	23%	545,218	9%
11/20/2020	Maiden Holdings, Ltd.	6,600,000	25.00	7.125% Non-Cumulative Preference Shares, Series C	Partial	3,300,000	8.48	10.50	2.02	24%	1,203,466	18%
11/20/2020	Maiden Holdings, Ltd.	6,000,000	25.00	6.700% Non-Cumulative Preference Shares, Series D	Partial	3,300,000	8.49	10.50	2.01	24%	1,078,911	18%
10/27/2020	SLM Corporation	4,000,000	100.00	Floating Rate Non-Cumulative Preferred Stock, Series B	Partial	2,000,000	44.13	45.00	0.87	2%	1,489,304	37%
7/25/2019	Banc of California, Inc.	5,000,000	25.00	7.000% Non-Cumulative Perpetual Preferred Stock, Series E	Partial	$75mm Cash Spend	26.04	26.80	0.76	3%	980,928	20%
7/25/2019	Banc of California, Inc.	4,600,000	25.00	7.375% Non-cumulative Perpetual Preferred Stock, Series D	Partial		26.74	26.04	(0.70)	(3%)	734,823	16%
1/25/2016	Royal Bank of Canada	7,000,000	25.00	5.50% Noncumulative Perpetual First Preferred Shares, Series C-1	Any & All	--	25.32	26.00	0.68	3%	3,717,969	53%
1/25/2016	Royal Bank of Canada	4,000,000	25.00	6.750% Fixed Rate/Floating Rate Noncumulative First Preferred Shares, Series C-2	Any & All	--	28.85	30.00	1.15	4%	3,184,562	80%
4/23/2015	Ally Financial Inc.	40,870,560	25.00	Fixed Rate/Floating Rate Perpetual Preferred Stock, Series A	Partial	13,000,000	26.72	26.65	(0.07)	(0%)	22,298,326	55%
2/3/2014	Connecticut Natural Gas Corporation	108,706	3.13	$3.125 Par Preferred Stock	Any & All	--	5.75	10.25	4.50	78%	70,699	65%
5/31/2013	National Bank of Greece S.A.	25,000,000	25.00	Non-Cumulative Preference Shares, Series A	Partial	22,500,000	9.13	12.50	3.37	37%	12,360,169	49%
11/7/2011	Strategic Hotels & Resorts, Inc.	5,750,000	25.00	8.25% Series C Cumulative Redeemable Preferred Stock	Partial		26.00	26.50	0.50	2%	1,922,273	33%
11/7/2011	Strategic Hotels & Resorts, Inc.	4,600,000	25.00	8.25% Series B Cumulative Redeemable Preferred Stock	Partial	4,716,981	25.70	26.50	0.80	3%	984,625	21%
11/7/2011	Strategic Hotels & Resorts, Inc.	4,488,750	25.00	8.50% Series A Cumulative Redeemable Preferred Stock	Partial		25.61	26.70	1.09	4%	340,609	8%
Average										**14%**		**30%**
Median										**5%**		**21%**

Sources: BamSec, Bloomberg and Company Filings as of November 21, 2022.
Note: Transaction list includes examples of fixed price tender offers of securities with a liquidation preference of $100 or below.
(1) Bid Prices sourced from Bloomberg.

1

Selected Issuer Preferred Tender Offer Transactions

Liquidation Preference Equal to $1,000

Launch	Issuer	Amount Outstanding (Shares)	Liquidation Preference ($)	Name	Transaction Description	Transaction Cap (Shares)	Pre-Announcement Price [1] ($)	Offer Price ($)	Premium ($)	Premium as a % of Pre-Announcement Price	Amount Tendered (Shares)	Amount Tendered (% of Outstanding)
10/4/2021	Jollibee Worldwide Ptc. Ltd.	600,000	1,000.00	Guaranteed Senior Perpetual Capital Securities	Partial	250,000	1,007.10	1,016.25	9.15	1%	237,000	40%
10/22/2020	Lenovo Perpetual Securities Limited	1,000,000	1,000.00	Preference Shares	Any & All	--	1,049.13	1,052.00	2.87	0%	819,397	82%
6/7/2017	XLIT Ltd.	350,000	1,000.00	Series D Preference Ordinary Shares	Partial	$550mm Cash Spend	880.00	935.00	55.00	6%	27,205	8%
6/7/2017	XLIT Ltd.	1,000,000	1,000.00	Series E Preference Ordinary Shares	Partial		878.15	930.00	51.85	6%	329,722	33%
6/7/2017	Catlin Insurance Company Ltd.	600,000	1,000.00	Non-Cumulative Preference Preferred Shares	Partial		947.20	965.00	17.80	2%	46,635	8%
10/31/2016	Chase Capital II	485,150	1,000.00	Global Floating Rate Capital Securities, Series B	Any & All	--	870.81	910.00	39.19	5%	278,593	57%
10/31/2016	First Chicago NBD Capital I	249,940	1,000.00	Floating Rate Preferred Securities	Any & All	--	876.90	910.00	33.10	4%	157,908	63%
10/31/2016	Chase Capital III	297,960	1,000.00	Floating Rate Capital Securities, Series C	Any & All	--	876.64	910.00	33.36	4%	221,937	74%
10/31/2016	Chase Capital VI	242,400	1,000.00	Floating Rate Capital Securities, Series F	Any & All	--	880.30	900.00	19.70	2%	179,120	74%
10/31/2016	J.P. Morgan Chase Capital XIII	467,650	1,000.00	Floating Rate Capital Securities, Series M	Any & All	--	816.77	870.00	53.23	7%	228,131	49%
10/31/2016	JPMorgan Chase Capital XXI	840,720	1,000.00	Floating Rate Capital Securities, Series U	Any & All	--	806.23	850.00	43.77	5%	515,870	61%
10/31/2016	JPMorgan Chase Capital XXIII	646,469	1,000.00	Floating Rate Capital Securities, Series W	Any & All	--	770.42	800.00	29.58	4%	50,582	8%
7/20/2016	Goldman Sachs Capital II	1,252,839	1,000.00	5.793% Fixed-to-Floating Normal Automatic Preferred Enhance Capital Securities	Partial	650,000	778.81	830.00	51.19	7%	532,425	42%
7/20/2016	Goldman Sachs Capital III	325,390	1,000.00	Floating Normal Automatic Enhanced Capital Securities	Partial		750.11	830.00	79.89	11%	179,534	55%
2/16/2016	Goldman Sachs Capital II	1,750,000	1,000.00	5.793% Fixed-to-Floating Rate Normal Automatic Preferred Enhanced Capital Securities	Partial	467,988	627.50	750.00	122.50	20%	1,004,696	57%
2/16/2016	Goldman Sachs Capital III	500,000	1,000.00	Floating Rate Normal Automatic Preferred Enhanced Capital Securities	Partial	157,012	621.25	750.00	128.75	21%	336,650	67%
Average										6%		49%
Median										5%		56%

Sources: BamSec, Bloomberg and Company Filings as of November 21, 2022.
Note: Transaction list includes examples of fixed price tender offers of securities with a liquidation preference equal to $1,000.
(1) Bid Prices sourced from Bloomberg.

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Selected Preferred Yields in the Public REIT Market

Issuer	Ticker	Sector	Listed Preferred Equity: Liquidation Preference	Listed Preferred Equity: Market Value	Listed Preferred Equity: Market Prem. / (Disc.)	Preferred Credit Ratings: Moody's	Preferred Credit Ratings: S&P	Net Debt / TEV	Net Debt + Pref. / TEV	Weighted Average Dividend Rate	Weighted Average Strip Yield
PS Business Parks		**Industrial**	**$755**	**$389**	**(49%)**	**NR**	**NR**	**64%**	**77%**	**5.1%**	**10.0%**
PS Business Parks (Implied Weighted Average 15.7% Premium)											***8.5%***
								Reflects $3.7bn of net debt as of 3Q22			
Selected Unrated Public REIT Preferred Equity											
Pebblebrook Hotel Trust	PEB	Lodging	$740	$504	(32%)	NR	NR	44%	60%	6.1%	**9.1%**
Hersha Hospitality Trust	HT	Lodging	368	282	(23%)	NR	NR	36%	64%	6.6%	**8.7%**
Global Net Lease	GNL	Net Lease	287	241	(16%)	NR	NR	57%	64%	7.1%	**8.5%**
Summit Hotel Properties	INN	Lodging	260	184	(29%)	NR	NR	45%	57%	6.1%	**8.6%**
National Storage Affiliates	NSA	Self-Storage	225	203	(10%)	NR	NR	36%	38%	6.0%	**6.8%**
Urstadt Biddle Properties	UBA	Strip Centers	225	175	(22%)	NR	NR	24%	40%	6.1%	**7.9%**
UMH Properties	UMH	MH	215	202	(6%)	NR	NR	34%	46%	6.4%	**6.8%**
Sunstone Hotel Investors	SHO	Lodging	215	158	(26%)	NR	NR	22%	31%	5.9%	**8.2%**
Saul Centers	BFS	Strip Centers	185	147	(20%)	NR	NR	43%	49%	6.1%	**7.5%**
Gladstone Commercial	GOOD	Net Lease	177	134	(24%)	NR	NR	42%	54%	6.3%	**8.4%**
Armada Hoffler Properties	AHH	Strip Centers	171	140	(18%)	NR	NR	46%	53%	6.8%	**8.4%**
Ashford Hospitality Trust	AHT	Lodging	163	118	(27%)	NR	NR	89%	94%	7.6%	**10.6%**
Chatham Lodging Trust	CLDT	Lodging	120	93	(22%)	NR	NR	37%	46%	6.6%	**8.6%**
DiamondRock Hospitality	DRH	Lodging	119	118	(1%)	NR	NR	32%	36%	8.3%	**8.5%**
Centerspace	CSR	Multifamily	97	95	(2%)	NR	NR	42%	55%	6.6%	**6.8%**
Plymouth Industrial REIT	PLYM	Industrial	49	49	0%	NR	NR	49%	52%	7.5%	**7.5%**
Braemar Hotels & Resorts	BHR	Lodging	40	38	(5%)	NR	NR	55%	81%	8.3%	**8.8%**
Total / Weighted Average			**$3,657**	**$2,882**	**(21%)**			**44%**	**53%**	**6.5%**	**8.3%**
Selected Non-Investment Grade Rated Public REIT Preferred Equity											
Vornado Realty Trust	VNO	Office	$1,220	$789	(35%)	Ba1	BB	60%	68%	5.1%	**8.0%**
Hudson Pacific Properties	HPP	Office	425	236	(44%)	Ba1	BB	64%	72%	4.8%	**8.8%**
SL Green Realty	SLG	Office	230	182	(21%)	Ba3	BB	78%	80%	6.5%	**8.3%**
American Homes 4 Rent	AMH	SFR	230	206	(10%)	NR	BB+	25%	27%	6.1%	**6.8%**
SITE Centers	SITC	Strip Centers	175	151	(14%)	NR	BB	39%	43%	6.4%	**7.5%**
EPR Properties	EPR	Net Lease	150	106	(29%)	Ba1	B+	45%	51%	5.8%	**8.1%**
Total / Weighted Average			**$2,430**	**$1,670**	**(31%)**			**52%**	**57%**	**5.4%**	**8.0%**
Selected Investment Grade Rated Public REIT Preferred Equity											
Public Storage	PSA	Self-Storage	$4,350	$3,407	(22%)	A3	BBB+	10%	17%	4.5%	**5.8%**
Digital Realty Trust	DLR	Data Centers	755	659	(13%)	Baa3	BB+	32%	34%	5.4%	**6.3%**
Kimco Realty	KIM	Strip Centers	486	404	(17%)	Baa2	BBB-	33%	35%	5.2%	**6.3%**
Agree Realty	ADC	Net Lease	175	120	(31%)	Baa2	BB+	20%	22%	4.3%	**6.2%**
Spirit Realty Capital	SRC	Net Lease	173	150	(13%)	Baa3	BB+	36%	38%	6.0%	**7.0%**
Rexford Industrial Realty	REXR	Industrial	161	144	(11%)	NR	BBB-	14%	15%	5.7%	**6.5%**
Federal Realty Investment Trust	FRT	Strip Centers	150	125	(17%)	Baa2	BBB-	32%	33%	5.0%	**6.0%**
Mid-America Apartment Communities	MAA	Multifamily	43	48	11%	NR	BBB	19%	19%	8.5%	**7.8%**
Simon Property Group	SPG	Malls	40	47	19%	NR	BBB	44%	44%	8.4%	**7.0%**
Total / Weighted Average			**$6,333**	**$5,105**	**(19%)**			**28%**	**31%**	**4.8%**	**6.0%**

3

Source: Public filings, Bloomberg and FactSet, as of November 21, 2022.

Note: Dollars in millions. Sorted by liquidation preference of listed preferred equity. Except in the case of PSB, total enterprise value ("TEV") defined as Equity Market Capitalization + Debt + Preferred Stock + Non-OP Noncontrolling Interest – Cash and Cash Equivalents. PSB TEV defined as 3Q22 Stockholders' Equity (on common stockholder basis, adjusted to reflect the liquidation value of preferred equity rather than accounting carrying value) + Debt + Preferred Equity + Non-OP Noncontrolling Interest – Cash and Cash Equivalents.

10.200% 2022 Trading Yields – PSB Preferred vs. Select Indices (%) 10.170% 10.130% November 8, 2022: PS Business Parks, Inc. files 3Q22 Form 10-Q 10.000 9.580% July 20, 2022: 9.481% April 25, 2022: Affiliates of Blackstone Real Estate Blackstone to Buy PS Complete $7.6 Billion Acquisition (%) Business Parks, Inc. for 9.455% of PS Business Parks, Inc. $7.6 Billion 10.123% 9.389% 10.020% 10.000 8.750% 10.002% 8.000 7.410% 8.850% 6.940% 8.000 6.160% 6.000 7.020% 5.570% 4.390% 6.000 4.240% 5.600% 4.370% 4.000 3.895% 4.370% 3.716% 3.960% 4.000 3.060% 3.830% 3.060% 2.450% 2.450% 2.000 2.020% 2.020% 2.000 1.980% 0.880% 1.630% 1.630% 1.980% 1.060% 0.620% 0.900% 0.000 Jan-22 Feb-22 Mar-22 Apr-22 May-22 Jun-22 Jul-22 Aug-22 Sep-22 Oct-22 Nov-22 0.000 Jan-22 Feb-22 Mar-22 Apr-22 May-22 Jun-22 Jul-22 Aug-22 Sep-22 Oct-22 Nov-22 5.250% Series X Perpetual Preferred 5.200% Series Y Perpetual Preferred 4.875% Series Z Perpetual Preferred ICE BofA Perpetual Preferred Securities Index ICE BofA US High Yield Index ICE BofA US Corporate Index ICE BofA Current 30-Year US Treasury Index ICE BofA Current 10-Year US Treasury Index ____________________ Source: ICE Index Platform as of November 21, 2022. 4 Note: Market convention is to display the yield to the next call date if preferred securities are trading above par value, an d a strip yield if trading below par value.

10.200% 2022 Trading Prices – PSB Preferred vs. Select Indices (%) 10.170% 10.130% July 20, 2022: April 25, 2022: Affiliates of Blackstone Real Estate Blackstone to Buy PS Complete $7.6 Billion Acquisition Business Parks, Inc. for 10.000 of PS Business Parks, Inc. 9.580% November 8, 2022: $7.6 Billion 9.481% (%) PS Business Parks, Inc. files 3Q22 Form 10-Q 115.000 9.455% 9.389% 108.080% 8.750% 108.000% 8.000 105.000 104.770% 7.410% 103.880% 97.700% 103.180% 96.830% 6.940% 103.170% 95.000 6.160% 91.270% 6.000 88.190% 5.570% 87.030% 86.150% 85.000 4.390% 83.330% 4.240% 4.370% 4.000 3.895% 75.000 3.716% 3.060% 65.000 2.450% 2.000 2.020% 55.000 0.880% 1.630% 52.960% 1.980% 52.840% 49.560% 0.620% 0.000 Jan-22 Feb-22 Mar-22 Apr-22 May-22 Jun-22 Jul-22 Aug-22 Sep-22 Oct-22 Nov-22 45.000 Jan-22 Feb-22 Mar-22 Apr-22 May-22 Jun-22 Jul-22 Aug-22 Sep-22 Oct-22 Nov-22 5.250% Series X Perpetual Preferred 5.200% Series Y Perpetual Preferred 4.875% Series Z Perpetual Preferred ICE BofA Perpetual Preferred Securities Index ICE BofA US High Yield Index ICE BofA US Corporate Index ICE BofA Current 30-Year US Treasury Index ICE BofA Current 10-Year US Treasury Index ____________________ 5 Source: ICE Index Platform as of November 21, 2022.

Change in Yields – PSB Preferred Securities vs Selected Indices

Series	Current Yield vs. 30 Days Ago	60 Days Ago	90 Days Ago	120 Days Ago	180 Days Ago	Since M&A Announcement
5.250% Series X Perpetual Preferred	+113 bps	+313 bps	+322 bps	+393 bps	+465 bps	+447 bps
5.200% Series Y Perpetual preferred	+94 bps	+313 bps	+320 bps	+375 bps	+458 bps	+441 bps
4.875% Series Z Perpetual Preferred	+127 bps	+318 bps	+323 bps	+380 bps	+454 bps	+427 bps
ICE BofA Perpetual Preferred Securities Index	(1 bps)	+81 bps	+88 bps	+129 bps	+205 bps	+161 bps
ICE BofA US High Yield Index	(43 bps)	+67 bps	+42 bps	+155 bps	+247 bps	+207 bps
ICE BofA US Corporate Index	(16 bps)	+82 bps	+91 bps	+119 bps	+194 bps	+143 bps
ICE BofA Current 30-Year US Treasury Index	(2 bps)	+57 bps	+70 bps	+64 bps	+135 bps	+93 bps
ICE BofA 10-Year US Treasury Index	+7 bps	+84 bps	+100 bps	+92 bps	+182 bps	+113 bps

Source: ICE Index Platform as of November 21, 2022.

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2022 Trading Volume – PSB Preferred Securities 5.250% Series X 5.200% Series Y 4.875% Series Z Perpetual Shares Perpetual Shares Perpetual Shares Total Month Volume Volume Volume Volume (SHR) ($mms) (% of Issue) (SHR) ($mms) (% of Issue) (SHR) ($mms) (% of Issue) (SHR) ($mms) (% of Issue) Amount Outstanding 9,200,000 230.0 8,000,000 200.0 13,000,000 325.0 30,200,000 755.0 100.0% 100.0% 100.0% 100.0% January 2022 2 18,815 5 .5 2.4% 1 66,816 4 .2 2.1% 3 82,289 9 .6 2.9% 7 67,920 19.2 2.5% February 2022 3 39,177 8 .5 3.7% 3 95,999 9.9 4.9% 9 40,846 2 3.5 7.2% 1,676,022 41.9 5.5% 3 63,780 9 .1 4.0% 3 88,132 9 .7 4.9% 7 16,721 1 7.9 5.5% 1,468,633 36.7 4.9% March 2022 April 2022 9 18,870 2 3.0 10.0% 7 74,811 1 9.4 9.7% 8 26,258 2 0.7 6.4% 2,519,939 63.0 8.3% 1,194,858 2 9.9 13.0% 7 42,789 1 8.6 9.3% 1,187,596 2 9.7 9.1% 3,125,243 78.1 10.3% May 2022 June 2022 5 88,400 1 4.7 6.4% 6 80,703 1 7.0 8.5% 9 18,993 2 3.0 7.1% 2,188,096 54.7 7.2% July 2022 6 99,526 1 7.5 7.6% 9 77,842 2 4.4 12.2% 1,266,767 3 1.7 9.7% 2,944,135 73.6 9.7% 8 00,049 2 0.0 8.7% 9 45,307 2 3.6 11.8% 9 94,949 2 4.9 7.7% 2,740,305 68.5 9.1% August 2022 September 2022 8 76,969 2 1.9 9.5% 7 97,823 1 9.9 10.0% 1,567,121 3 9.2 12.1% 3,241,913 81.0 10.7% 1,000,535 2 5.0 10.9% 1,078,580 2 7.0 13.5% 1,498,373 3 7.5 11.5% 3,577,488 89.4 11.8% October 2022 4 53,986 1 1.3 4.9% 4 96,771 1 2.4 6.2% 8 45,791 2 1.1 6.5% 1,796,548 44.9 5.9% November 2022 (Through 11/21/2022) 7,454,965 7,445,573 11,145,704 26,046,242 Total 186.4 81.0% 186.1 93.1% 278.6 85.7% 651.2 86.2% Avg Monthly Volume 677,724 16.9 7.4% 676,870 16.9 8.5% 1,013,246 25.3 7.8% 2,367,840 59.2 7.8% ____________________ Source: Bloomberg as of November 21, 2022. 7